UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2013

LEIDOS HOLDINGS, INC.

LEIDOS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-33072 000-12771	20-3562868 95-3630868
(State or other Jurisdiction of Incorporation)	(Commission File Numbers)	(IRS Employer Identification Nos.)

11951 Freedom Drive, Reston, Virginia	20190
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (571) 526-6000

N/A

(Former names or former addresses if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On December 12, 2013, Leidos Holdings, Inc. (the “Company”) entered into an accelerated stock repurchase agreement (the “ASR Agreement”) with Bank of America Merrill Lynch (“BofAML”) under which the Company will repurchase shares of its common stock with an aggregate value of approximately $300 million. The Company will acquire these common shares as part of its existing share repurchase program.

Under the ASR Agreement, the Company paid an initial purchase price of $300 million to BofAML on December 13, 2013. Shares will be delivered to the Company over the term of the ASR Agreement. The total number of shares to ultimately be purchased by the Company under the ASR Agreement will generally be based on the average of the daily volume weighted average prices of the Company’s common stock during the term of the ASR Agreement. Upon final settlement of the ASR Agreement, the Company may be entitled to receive additional shares of the Company’s common stock from BofAML or, under certain circumstances specified in the ASR Agreement, the Company may be required to deliver shares or make a cash payment, at its option, to BofAML. The ASR Agreement is scheduled to expire in approximately three months, but may conclude earlier at BofAML’s option, and may be terminated early upon the occurrence of certain events.

The foregoing description of the ASR Agreement is a summary and is qualified in its entirety by the terms of the ASR Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10–K for the fiscal year ended January 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEIDOS HOLDINGS, INC.

By:	/s/ Vincent A. Maffeo
Name:	Vincent A. Maffeo
Title:	Executive Vice President and General Counsel

LEIDOS, INC.

By:	/s/ Vincent A. Maffeo
Name:	Vincent A. Maffeo
Title:	Executive Vice President and General Counsel

Dated: December 17, 2013